                                                                   Exhibit 10.19

                   2003 MANAGEMENT & DIRECTORS INCENTIVE PLAN

                                 FOR GENTEK INC.

                        PERFORMANCE CASH AWARD AGREEMENT

         THIS AGREEMENT is made by and between GenTek Inc., hereinafter referred to as the "Company," and _________________________________________, hereinafter referred to as "Executive", effective as of the date signed by the Executive.

         WHEREAS, the Company has established the 2003 Management and Directors Incentive Plan for GenTek Inc. (the "Plan");

         WHEREAS, the Plan provides for the grant of performance awards that may be paid out in cash, subject to certain conditions stated herein (a "Performance Cash Award");

         WHEREAS, the Compensation Committee of the Board of Directors of the Company (the "Committee") has determined that it would be to the advantage and best interests of the Company and its shareholders to grant the performance cash awards provided for herein to the Executive in partial consideration of services rendered, or to be rendered, to the Company and as an incentive for increased efforts during such service; and

         WHEREAS, all capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Plan.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1. Definitions. Capitalized terms used in this Agreement, which are not defined herein or on Exhibit C, shall have the meaning given such terms in the Plan.

         a. "Average Return on Assets" shall mean the arithmetic average, as of December 31, 2006, Operating Income/ (Net PP&E = A/R + Inventory - A/P) for the annual periods between January 1, 2004 through December 31, 2006.

         b. "Average Return on Assets Target" for a given period shall be set forth on Exhibit B to this Agreement, subject to Section 8 and shall equal the sum of the Return on Assets Target for 2004, 2005 and 2006 calendar years.

         c. "Cumulative EBITDA" shall mean, as of December 31, 2006, the total EBITDA for the period between January 1, 2004 through December 31, 2006.

         d. "Cumulative EBITDA Target" for a given period shall be set forth on Exhibit B to this Agreement, subject to Section 8, and shall equal the arithmetic average of the EBITDA Targets for the 2004, 2005 and 2006 calendar years.

         e. "EBITDA" means for any applicable period the sum of (i) the net income of the Company and its consolidated Subsidiaries for such period plus (in each case to the extent included in the calculation of such net income) the sum of (x) all income taxes (whether paid or deferred), (y) interest expense (net of any interest income), and (z) amortization and depreciation expense. This figure shall be exclusive of material, one-time, nonrecurring charges.

         f. "EBITDA Target" for a given period shall be as set forth on Exhibit B.

         g. "Operating Working Capital" as of any date shall mean the consolidated current assets of the Company and its consolidated Subsidiaries (other than cash and cash equivalents) identified as net trade accounts receivable and net inventory minus trade accounts payable of the Company and its consolidated Subsidiaries (other than the current portion of any indebtedness).

         h. "Return on Assets" for any applicable period shall mean operating income divided by the sum of (i) property, plant and equipment costs (as reflected on the Company's audited financial statements for such period and (ii) Operating Working Capital.

         i. "Return on Assets Target" for a given period shall be as set forth on Exhibit B.

2. Performance Cash Awards. The Executive is eligible for a Performance Cash Award with a target value of _____________________ (the "Target Award"). The actual amount of the Performance Cash Award will be determined by the level of achievement of the Cumulative EBITDA Target and the Average Return on Assets Target (the "Performance Cash Award Amount") for the period beginning on January 1, 2004 and ending on December 31, 2006 (the "Performance Period"). Each of the two metrics shall be equally weighted. If the Company achieves greater or lesser than 100% of the Cumulative EBITDA Target or the Average Return on Assets Target, the Performance Cash Award Amount will increase or decrease as set forth in the attached Exhibit A.

3. Payment of Performance Cash Award Amount. The Performance Cash Award Amount is calculated once (a) the Performance Period ends, (b) the Company receives its year-end financial audit and (c) performance reviews are completed. The Company shall determine the amount of performance cash earned by the Executive and shall pay to the Executive the Performance Cash Award Amount within 30 days of calculating such amount provided that the Executive's is employed by the Company on the date of the Performance Cash Award Amount is paid. Notwithstanding the foregoing, if the Executive formally retires, terminates employment by reason of death or Disability or is terminated for other than Cause, then a pro-rated amount based on the period of time the Executive was employed will be paid at the time performance cash awards are paid to other executives. In the event that the Company terminates the Executive's employment for Cause or the Executive voluntarily terminates employment other than for retirement, death or Disability, all rights to any Performance Cash Award shall be forfeited as of the date of termination of employment.

4. Certain Corporate Events. In the event of a Change in Control, all targets set forth under this agreement shall be deemed to have been achieved and the Executive shall be entitled to receive a pro-rata portion of his or her Target Award where payment shall be equal to the Target Award multiplied by a fraction, the denominator of which shall be the number of calendar days that comprises the Performance Period and the numerator of which shall be the number of calendar days that has elapsed from the Effective Date through the date of the consummation of such Change in Control.

5. Other Compensation. The performance cash awards under this Agreement shall be in addition to any other compensation that may be due to the Executive, including, without limitation, severance or accelerated vesting of stock options; provided, however, that such performance cash awards shall be excluded from the calculation of (i) any severance payments or other benefits under any employment agreement between the Executive and the Company and (ii) any payments or benefits under any employee welfare or pension benefit plans or programs or any other plans or programs, including, but not limited to any plans that the Committee may at such time determine.

6. Form of Payment/Taxes. The performance cash awards payable hereunder shall be payable in cash and shall be subject to applicable federal, state and local tax withholding. It is expressly understood and agreed by and between the Company and the Executive that the Executive shall be responsible for taxes on any payment he receives under this Agreement.

7. No Rights of Continued Employment. Nothing in this Agreement shall confer on the Executive the right to continued employment with either the Company or the purchaser of, or successor to, the Company, or affect in any way the right of the Company to terminate the Executive's employment at any time, with or without cause, or change the Executive's responsibilities or, except as expressly set forth herein, affect in any way the rights of the Executive under any plan or agreement with the Company.

8. Adjustments to Targets. The EBITDA Targets, Cumulative EBITDA Targets, Return on Assets Targets and the Cumulative Return on Investment Targets specified in Exhibit B are based upon certain revenue and expense assumptions about the future business of the Company as of the date the performance cash award is granted. Accordingly, in the event that, after such date, the Committee determines, in its sole discretion, that any acquisition or any disposition of any business by the Company or any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, any unusual or nonrecurring transactions or events affecting the Company, or the financial statements of the Company, or change in applicable laws, regulations, or accounting principles occurs such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to the Performance Cash Award, then the Committee may, in its sole discretion, in good faith and in such manner as it may deem equitable, adjust the financial targets set forth on Appendix B to reflect the projected effect of such transaction(s) or event(s) on EBITDA Targets, Cumulative EBITDA Targets, Return on Assets Targets and Average Return on Asset

         Targets. In determining the Performance Cash Award Amount, in no event may the Committee increase the amount payable at a given level of performance as set forth herein.

9. Plan Document. This Performance Cash Award is granted under the Plan and remains subject to the terms and conditions of the Plan which are hereby incorporated by reference. Capitalized terms not defined herein shall have the meanings ascribed to them in the Plan.

10. Governing Law. This Agreement shall be construed and interpreted, and the rights of the parties shall be determined, in accordance with the laws of the State of Delaware, without regard to conflicts of law provisions thereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

                                         GenTek Inc.
                                         a Delaware corporation

                                         By:
                                            ------------------------------------

                                         Name:  Robert D. Novo
                                              ----------------------------------

                                         Title: Vice President, Human Resources
                                               ---------------------------------

                                         PARTICIPANT


                                         Name:
                                              ----------------------------------

                                         Date:
                                              ----------------------------------

                                    Exhibit A

                                                 Percentage of
    Percentage of          Percentage of       Average Return on     Percentage of
  Cumulative EBITDA         Target Award         Assets Target        Target Award
          95%                    95%                   95%                 95%
          96%                    96%                   96%                 96%
          97%                    97%                   97%                 97%
          98%                    98%                   98%                 98%
          99%                    99%                   99%                 99%
         100%                   100%                  100%                100%
         105%                   110%                  105%                110%
         110%                   120%                  110%                120%
         115%                   130%                  115%                130%
         120%                   140%                  120%                120%
         125%                   150%                  125%                150%


                  Note:  EBITDA and ROA Targets weighted equally.

                                    Exhibit B


            Target                       2004               2005            2006

            EBITDA

      Cumulative EBITDA

       Return on Assets

   Average Return on Assets

                                    Exhibit C

                             Additional Definitions

Operating Profit: income statement profitability measure for a proscribed time period defined as pre-tax profit plus: (i) interest expense (net of interest income); and (ii) non-operating expense/income. Stated in the reporting currency of GenTek, this figure is to be prepared in accordance with Generally Accepted Accounting Principals ("GAAP"), consistently applied for the period(s) under evaluation. This figure shall be exclusive of material, one-time, non-recurring charges.

Property, Plant & Equipment, Net ("Net PP&E"): balance sheet measure of the company's investment in land, land improvements, buildings, building improvements, construction-in-progress, and capital equipment, net of accumulated depreciation. Stated in the reporting currency of GenTek, this figure is to be prepared in accordance with GAAP consistently applied for the period(s) under evaluation.

Accounts Receivable, Trade, Net ("Net A/R"): balance sheet measure of amounts owed to the company through the sale of products and in the normal-course operating activities of the company, net of reserves for bad debts. Stated in the reporting currency of GenTek, this figure is to be prepared in accordance with GAAP consistently applied for the period(s) under evaluation. This figure shall be exclusive of: (i) non-trade accounts and notes receivable; and (ii) intercompany items.

Inventory, Net: balance sheet measure of the value of raw materials, stores and supplies, work-in-process, and finished goods for sale, net of reserves. Stated in the reporting currency of GenTek, this figure is to be prepared in accordance with GAAP consistently applied for the period(s) under evaluation.

Accounts Payable, Trade ("A/P"): balance sheet measure of amounts owed to creditors in the normal-course operating activities of the company. Stated in the reporting currency of GenTek, this figure is to be prepared in accordance with GAAP consistently applied for the period(s) under evaluation. This figure shall be exclusive of: (i) non-trade accounts and notes payable; and (ii) intercompany items.


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